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                                                                   EXHIBIT 23.01

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of State Auto Financial Corporation for the registration of $100 million of 6 1/4% Senior Notes due 2013 and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
December 19, 2003